Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-200413, 333-203032, 333-210058, 333-216432, 333-232428, 333-237380, 333-255173 and 333-273900 on Form S-8 and Registration Statement Nos. 333-254890, 333-272052 and 333-279711 on Form S-3 of our report dated March 28, 2024, except for the effects of the Restatement disclosed in Note 13, as to which the date is August 19, 2024 (which includes an explanatory paragraph regarding Eledon Pharmaceuticals, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Eledon Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K/A of Eledon Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ KMJ Corbin & Company LLP

Irvine, California

August 19, 2024